Exhibit 99.1

Cash America Announces Proposed Convertible Senior Note Offering

FORT WORTH, Texas--(BUSINESS WIRE)--May 12, 2009--Cash America International, Inc. (NYSE: CSH) today announced its intention to offer, subject to market and other conditions, up to $100 million principal amount of convertible senior notes due 2029 in a private offering to qualified institutional buyers pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Cash America also expects to grant a 30-day option to the initial purchasers of the notes to purchase up to an additional $15 million principal amount of additional notes solely to cover over-allotments, if any.

The notes will be convertible in certain circumstances, based upon a conversion rate, into either, at Cash America’s election: (i) shares of common stock or (ii) cash up to their principal amount and shares of its common stock in respect of the remainder, if any, of the conversion value in excess of the principal amount. Holders of the notes will have the right to require Cash America to repurchase for cash all or some of their notes on specified dates. Cash America may redeem the notes on or after May 15, 2014. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering. The notes will be senior unsecured obligations of Cash America.

Cash America intends to use a portion of the net proceeds of the offering to repay existing indebtedness including outstanding balances under its revolving credit facility. Any remaining portions would be used for general corporate purposes.

The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100